Exhibit 1.1

8point3 Energy Partners LP

Class A Shares Representing Limited Partner Interests

Underwriting Agreement

[•], 2015

Goldman, Sachs & Co.,

Citigroup Global Markets Inc.

    As representatives of the several Underwriters

        named in Schedule I hereto,

c/o Goldman, Sachs & Co.

200 West Street,

New York, New York 10282-2198

Ladies and Gentlemen:

8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), proposes, subject to the terms and conditions stated in this Underwriting Agreement (this “Agreement”), to issue and sell to the several Underwriters named in Schedule I hereto (the “Underwriters”), for whom Goldman, Sachs & Co. and Citigroup Global Markets Inc. are acting as representatives (the “Representatives”), an aggregate of [•] Class A shares (the “Firm Shares”) representing limited partner interests in the Partnership (“Class A shares”) and, at the election of the Underwriters, up to [•] additional Class A shares (the “Optional Shares” and the Firm Shares together with the Optional Shares that the Underwriters elect to purchase pursuant to Section 2 hereof are hereinafter collectively referred to as the “Shares”). The Shares are described in the Prospectus, which is defined below.

On March 10, 2015, First Solar, Inc., a Delaware corporation (“First Solar”), and SunPower Corporation, a Delaware corporation (“SunPower” and, together with First Solar, the “Sponsors”), entered into a master formation agreement (the “Master Formation Agreement”) providing for the formation of the Partnership, 8point3 General Partner, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), 8point3 Holding Company, LLC, a Delaware limited liability company and the managing member of the General Partner (“Holdings”), and 8point3 Operating Company, LLC, a Delaware limited liability company (“OpCo”). Pursuant to the Master Formation Agreement, substantially concurrent with or prior to the First Time of Delivery (as defined below) a series of transactions described in the Prospectus under the caption “Prospectus Summary—Formation Transactions” will occur pursuant to which:

(a) SunPower will form OpCo and will own 100% of the outstanding membership interests of OpCo;

(b) OpCo will acquire, in a series of transactions, the interest in each of the entities named under the caption “SunPower Project Entities” on Schedule II hereto (the “SunPower Project Entities”), provided that certain of such SunPower Project Entities will be subject to tax equity structuring, which will reduce OpCo’s economic ownership interest in such SunPower Project Entities to that percentage specified on Schedule II (collectively, the “SunPower Contribution”);

(c) First Solar will contribute, in a series of transactions, to OpCo a 49% indirect economic interest in each of the solar energy projects held by Lost Hills Solar, LLC, North Star Solar, LLC and SG2 Imperial Valley, LLC;

(d) First Solar will contribute, in a series of transactions, to OpCo a 100% interest in Maryland Solar LLC (“Maryland Solar”), and Maryland Solar will enter into a lease agreement with Maryland Solar Holdings, Inc., a subsidiary of First Solar, under which Maryland Solar will lease the solar energy project located in Washington County, Maryland and held by Maryland Solar to Maryland Solar Holdings, Inc. for a term that will expire of December 31, 2019;

(e) The Partnership will issue the Firm Shares to the Underwriters and will use all the net proceeds therefrom to purchase [•] common units representing limited liability company interests in OpCo (“OpCo Common Units”);

(f) The Partnership will issue to SunPower [•]Class B shares representing limited partner interests in the Partnership (“Class B shares”) and representing a [•]% voting interest in the Partnership, and OpCo will recapitalize its membership interests held by SunPower into [•] OpCo Common Units and [•] subordinated units representing limited liability company interests in OpCo (“OpCo Subordinated Units”);

(g) The Partnership will issue to First Solar [•] Class B shares, representing a [•]% voting interest in the Partnership and OpCo will issue to First Solar [•] OpCo Common Units and [•] OpCo Subordinated Units;

(h) OpCo will issue all of the incentive distribution rights in OpCo (“IDRs”) to Holdings;

(i) OpCo will use the net proceeds from the offering as described in the Registration Statement and the Prospectus under the heading “Use of Proceeds;”

(j) OpCo will enter into a new $525 million senior secured credit facility (the “Senior Secured Credit Facility”), consisting of a $300 million term loan facility (the “Term Loan Facility”), of which the full amount will be drawn to fund a distribution to the Sponsors, a $200 million revolving credit facility (the “Revolving Credit Facility”), of which approximately $11.5 million of issued and undrawn letters of credit will be outstanding and the remaining portion will be undrawn at the First Time of Delivery, and a $25 million delayed draw term loan facility (the “Delayed Draw Term Loan Facility” and, together with the Senior Secured Credit Facility, the Term Loan Facility and the Revolving Credit Facility, the “Debt Facilities”), which will remain undrawn at the First Time of Delivery; and

(k) The Partnership will enter into various agreements and arrangements set forth on Schedule III hereto (together with the Master Formation Agreement and the Debt Facilities, the “Transaction Documents”).

The transactions discussed in clauses (c) and (d) of this paragraph are referred to as “First Solar’s Contribution,” the transactions discussed in clauses (a) through (d) of this paragraph are referred to as the “Sponsors’ Contribution,” the transactions discussed in clauses (e) through (k) of this paragraph are collectively referred to as the “Formation Transactions” and the Formation Transactions and the Sponsors’ Contribution are together referred to as the “Organizational Transactions.” The subsidiaries of the Partnership listed in Exhibit 21 to Item 16(a) of the Registration Statement, together with the other direct and indirect subsidiaries of the Partnership are together referred to as the “Subsidiaries”. The Partnership, the General Partner and Holdings are together referred to as the “YieldCo Parties.” The Partnership, the General Partner, Holdings and the Subsidiaries are together referred to as the “YieldCo Entities.”

If and to the extent the Underwriters exercise their option to purchase the Option Shares, the Partnership will issue and sell the Option Shares to the several Underwriters and use the net proceeds therefrom to purchase an equal number of OpCo Common Units, and a number of additional OpCo Common Units and Class B shares equal to the number of Class A shares subject to the option not purchased by the Underwriters following expiration of the option will be issued to the Sponsors at the expiration of the option period for no additional consideration (collectively, the “Option Shares Transactions”).

In consideration of the mutual agreements contained herein and of the interests of the parties in the transactions contemplated hereby, the parties hereto agree as follows:

1. The YieldCo Parties, jointly and severally, represent and warrant to, and agree with, each of the Underwriters that:

(a) A registration statement on Form S-1 (File No. 333-202634) (the “Initial Registration Statement”) in respect of the Shares has been filed with the U.S. Securities and Exchange Commission (the “Commission”); the Initial Registration Statement and any post-effective amendment thereto, each in the form heretofore delivered to you, and, excluding exhibits thereto, to you for each of the other Underwriters, have been declared effective by the Commission in such form; other than a registration statement, if any, filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”) increasing the size of the offering (a “Rule 462(b) Registration Statement”), which became effective upon filing, no other document with respect to the Initial Registration Statement has heretofore been filed with the Commission; and no stop order suspending the effectiveness of the Initial Registration Statement, any post-effective amendment thereto or the Rule 462(b) Registration Statement, if any, has been issued and no proceeding for that purpose has been initiated or, to the Partnership’s knowledge, threatened by the Commission (any preliminary prospectus included in the Initial Registration Statement or filed with the Commission pursuant to Rule 424(a) of the rules and regulations of the Commission under the Act is hereinafter called a “Preliminary Prospectus”; the various parts of the Initial Registration Statement and the Rule 462(b) Registration Statement, if any, including all exhibits thereto and including the information contained in the form of final prospectus filed with the Commission pursuant to Rule 424(b) under the Act in accordance with Section 5(a) hereof and deemed by virtue of Rule 430A under the Act to be part of the Initial Registration Statement at the time it was declared effective, each as amended at the time such part of the Initial Registration Statement became effective or such part of the Rule 462(b) Registration Statement, if any, became or hereafter becomes effective, are hereinafter collectively called the “Registration Statement”; the Preliminary Prospectus relating to the Shares that was included in the Registration Statement immediately prior to the Applicable Time (as defined in Section 1(c) hereof) is hereinafter called the “Pricing Prospectus”; such final prospectus, in the form first filed pursuant to Rule 424(b) under the Act, is hereinafter called the “Prospectus”; and any “issuer free writing prospectus” as defined in Rule 433 under the Act relating to the Shares is hereinafter called an “Issuer Free Writing Prospectus”).

(b) No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Partnership by an Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information is that described in Section 9(f) hereof.

(c) As of the Applicable Time, (i) the Pricing Disclosure Package and (ii) each Issuer Free Writing Prospectus, when taken together as a whole with the Pricing Disclosure Package does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the YieldCo Parties make no representations or warranties as to information contained in or omitted from the Pricing Disclosure Package or any Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Partnership by an Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information is that described in Section 9(f) hereof.

As used in this Agreement:

“Applicable Time” means [•], (New York time) on the date of this Agreement or such other time as agreed to by the Partnership and the Representatives.

“Issuer Free Writing Prospectus” as used herein, means each document listed on Schedule IV attached hereto, each “road show” (as defined in Rule 433 under the Act), if any, related to the Offering that is a “written communication” (as defined in Rule 405 under the Act) and any other “free writing prospectus” (as defined in Rule 405 under the Act) to which the Representatives provide their prior consent.

“Pricing Disclosure Package” means, as of the Applicable Time, the most recent Preliminary Prospectus together with each Issuer Free Writing Prospectus (other than a road show that is an Issuer Free Writing Prospectus under Rule 433 of the Act), if any, and the information set forth on Schedule V attached hereto.

(d) Each of the statements made by the Partnership in the Registration Statement and the Pricing Disclosure Package and to be made in the Prospectus (and any supplements thereto) within the coverage of Rule 175(b) under the Act, including (but not limited to) any statements with respect to projected results of operations, estimated cash available for distributions and future cash distributions of the Partnership, and any statements made in support thereof or related thereto under the heading “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for the Twelve Month Periods Ending May 31, 2016 and May 31, 2017,” was made or will be made with a reasonable basis and in good faith.

(e) From the time of initial filing of the Registration Statement with the Commission (or, if earlier, the first date on which the Partnership engaged directly or through any person authorized to act on its behalf in any Testing-the-Waters Communication, as defined below) through the date hereof, the Partnership has been and is an “emerging growth company,” as defined in Section 2(a) of the Act (an “Emerging Growth Company”). “Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Act.

(f) The Partnership (i) has not alone engaged in any Testing-the-Waters Communication and (ii) has not authorized anyone other than the Representatives to engage in Testing-the-Waters Communications. The Partnership has not distributed any Written Testing-the-Waters Communications. “Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Act.

(g) The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement or the Prospectus will conform, in all material respects, to the requirements of the Act and the rules and regulations of the Commission thereunder. The Registration Statement does not, and the Prospectus and any further amendments or supplements to the Registration Statement or the Prospectus will not, as of the applicable effective date as to each part of the Registration Statement and as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Partnership by an Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information is that described in Section 9(f) hereof.

(h) None of the YieldCo Entities has sustained, since the date of the latest audited financial statements included in the Pricing Disclosure Package, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than as set forth or contemplated in the Pricing Disclosure Package and the Prospectus and other than as would not reasonably be expected to have a Material Adverse Effect (as defined below) or materially interfere with or delay the consummation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including the Organizational Transactions). Since the respective dates as of which information is given in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there has not been (i) any change in the partnership or limited liability company interests, as applicable, of any of the YieldCo Entities, (ii) any change in the long-term debt of any of the YieldCo Entities, (iii) any material adverse change, or any development involving a prospective material adverse change in or affecting the condition (financial or otherwise), management, earnings, business or properties of the YieldCo Entities taken as a whole, whether or not arising from transactions in the ordinary course of business, except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus or (iv) any dividend or distribution of any kind declared, paid or made by any YieldCo Entity, in each case other than as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(i) After giving effect to the Organizational Transactions, the YieldCo Entities have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus or as do not materially interfere with the use made and proposed to be made of such property by the YieldCo Entities; and any real property and buildings held under lease by any of the YieldCo Entities are held by them under valid, subsisting and enforceable leases or subleases with such limitations on the YieldCo Entities as are not material and do not interfere with the use made and proposed to be made of such leased real property by the YieldCo Entities.

(j) After giving effect to the Organizational Transactions, each of the YieldCo Entities has, and as of each Time of Delivery (as defined below) will have, such consents, easements, rights-of-way or licenses from any person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, subject to such qualifications as may be set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus, except for such rights-of-way the failure of which to obtain, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and each of the YieldCo Entities will have fulfilled and performed all of its obligations with respect to such rights-of-way and no event shall have occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way except for such revocations, terminations and impairments that would not reasonably be expected to have a Material Adverse Effect.

(k) The Subsidiaries listed in Schedule II hereto are the only “significant subsidiaries” of the Partnership (as such term is defined in Rule 1-02 of Regulation S-X). Each of the YieldCo Entities has been duly organized, is validly existing as a limited partnership, limited liability company or other business entity in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party, own its properties and conduct its business as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, and has been duly qualified as a foreign limited partnership or other business entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction except where the failure to be so qualified would not (i) have, individually or in the aggregate, a material adverse effect on the earnings, business, properties, operations, condition (financial or otherwise) or prospects of the YieldCo Entities taken as a whole or (ii) prevent the consummation of the transactions contemplated by this Agreement (including the consummation of the Organizational Transactions) (the occurrence of any such effect or any such prevention described in the foregoing clauses (i) and (ii) being referred to as a “Material Adverse Effect”).

(l) At or before the First Time of Delivery, the Amended and Restated Limited Liability Company Agreement of the General Partner will be duly authorized, validly executed and delivered by Holdings and will be a valid and legally binding agreement of Holdings, enforceable against Holdings in accordance with its terms.

(m) At or before the First Time of Delivery, the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) will be duly authorized, validly executed and delivered by the parties thereto and will be a valid and legally binding agreement of each of the parties thereto, enforceable against each of such parties in accordance with its terms.

(n) At or before the First Time of Delivery, the Amended and Restated Limited Liability Company Agreement of OpCo (the “OpCo LLC Agreement”) will be duly authorized, validly executed and delivered by the parties thereto and will be a valid and legally binding agreement of each of the parties thereto, enforceable against each of such parties in accordance with its terms.

(o) The General Partner has, and as of each Time of Delivery will have, all requisite power and authority to act as general partner of the Partnership in all material respects as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(p) The General Partner is, and after giving effect to the Organizational Transactions will be, the sole general partner of the Partnership. After giving effect to the Organizational Transactions, the General Partner will own a non-economic general partner interest in the Partnership (the “General Partner Interest”); such General Partner Interest has been, and as of each Time of

Delivery will be, duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns, and as of each Time of Delivery will own, such General Partner Interest free and clear of all liens, encumbrances, security interests, pledges, mortgages or restrictions on transfer (“Liens”) except for restrictions on transferability contained in the Partnership Agreement or as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(q) After giving effect to the Organizational Transactions, the Partnership will own (i) [•] OpCo Common Units and (ii) a non-economic managing member interest in OpCo (the “Managing Member Interest” and, together with the OpCo Common Units, the “OpCo Interests”); as of each Time of Delivery, such OpCo Interests will be duly authorized and validly issued in accordance with the OpCo LLC Agreement; and as of each Time of Delivery, the Partnership will own such OpCo Interests free and clear of all Liens except for restrictions on transferability contained in the OpCo LLC Agreement or as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus. As of the First Time of Delivery, after giving effect to the use of proceeds, [•] OpCo Common Units, including OpCo Common Units owned by the Partnership and the Sponsors, will be the only limited liability company interests of OpCo outstanding (assuming no Optional Shares are issued as of the First Time of Delivery).

(r) After giving effect to the Organizational Transactions and the offering of the Shares as contemplated by this Agreement (including the issuance of all of the Option Shares), (i) the issued and outstanding partnership interests of the Partnership will consist of [•] Class A shares, [•] Class B shares and the General Partner Interest, and other than the Sponsor Shares (as defined below), the Shares will be the only limited partner interests in the Partnership issued and outstanding, and (ii) the issued and outstanding limited liability company interests of OpCo will consist of [•] OpCo Common Units, [•] OpCo Subordinated Units, the Managing Member Interest and the IDRs, and other than the Sponsor Units (as defined below) and the IDRs, the [•] OpCo Common Units and the Managing Member Interest owned by the Partnership will be the only limited liability company interests in OpCo issued and outstanding.

(s) Other than (i) the General Partner’s direct ownership of the General Partner Interest, (ii) the Partnership’s direct or indirect ownership of the Subsidiaries listed in Schedule II hereto, (iii) OpCo’s indirect ownership of 49% of the limited liability company interests of SG2 Holdings, LLC (“SG2 Holdings”), NS Solar Holdings, LLC (“North Star Holdings”) and Lost Hills Blackwell Holdings, LLC (“Lost Hills Holdings”), (iv) SG2 Holdings’ direct ownership of all of the limited liability company interests of SG2 Imperial Valley LLC, (v) North Star Holdings’ direct ownership of all of the limited liability company interests of North Star Solar, LLC, and (vi) Lost Hills Holdings’ direct or indirect ownership of all of the limited liability company interests of Lost Hills Solar Holdco, LLC, Lost Hills

Solar, LLC, Blackwell Solar Holding, LLC and Blackwell Solar, LLC, none of the General Partner, the Partnership nor OpCo owns, and at each Time of Delivery none will own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(t) The Shares have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and will conform to the description of the Class A shares contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(u) Assuming no purchase by the Underwriters of any Optional Shares, at the First Time of Delivery, after giving effect to the Organizational Transactions, the Sponsors will own, directly or indirectly through Holdings, (i) [•] Class B shares (the “Sponsor Shares”), (ii) [•] OpCo Common Units and [•] OpCo Subordinated Units (such OpCo Common Units and OpCo Subordinated Units being collectively referred to herein as the “Sponsor Units”), (iii) all of IDRs and (iv) the right to receive additional [•] Class B shares and [•] OpCo Common Units, in each case less the number of Optional Shares, if any, purchased by the Underwriters pursuant to the exercise of the option to purchase Optional Shares. All of such Sponsor Shares and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). All of such Sponsor Units and IDRs and the limited liability company interests represented thereby have been duly authorized and validly issued in accordance with the OpCo LLC Agreement, and are fully paid (to the extent required under the OpCo LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). The Sponsors will own, at each Time of Delivery, such Sponsor Shares, Sponsor Units and IDRs free and clear of all Liens except for restrictions on transferability contained in the Partnership Agreement or OpCo LLC Agreement, or as described in the Registration Statement, the Pricing Disclosure Package or the Prospectus.

(v) Except as contained in the Partnership Agreement or described in the Registration Statement, the Pricing Disclosure Package and the Prospectus and except for such rights as may have been waived, there are no (i) preemptive rights or other rights to subscribe for or to purchase or any restriction upon the voting or transfer of, any equity securities of the Partnership or (ii) outstanding options or warrants to purchase any securities of the Partnership. Neither the filing of the Registration Statement nor the offering or sale of the Shares as contemplated by this Agreement gives rise to any rights for or relating to the registration of any securities of the Partnership, except such rights as have been waived or satisfied.

(w) The issue and sale of the Shares and the compliance by the YieldCo Entities with this Agreement and the consummation of the transactions herein contemplated (including the Organizational Transactions) will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the YieldCo Entities or the Sponsors is a party or by which any of the YieldCo Entities or the Sponsors is bound or to which any of the property or assets of any of the YieldCo Entities or the Sponsors is subject, (ii) result in any violation of the provisions of the Certificate of Formation, limited partnership agreement or limited liability company agreement (or similar organizational documents) of any of the YieldCo Entities or the Sponsors, or (iii) result in the violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over any of the YieldCo Entities or the Sponsors or any of their properties, except, with respect to clauses (i) and (iii), such conflicts or violations that would not reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body having jurisdiction over the YieldCo Entities or any of their properties is required for the issue and sale of the Shares or the consummation by the YieldCo Entities of the transactions contemplated by this Agreement and the Transaction Documents, except the registration under the Act of the Shares, the approval by the Financial Industry Regulatory Authority (“FINRA”) of the underwriting terms and arrangements and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Shares by the Underwriters.

(x) None of the YieldCo Entities is in violation of its Certificate of Formation or limited partnership agreement or limited liability company agreement (or similar organizational documents) or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound.

(y) The execution and delivery of, and the performance by the YieldCo Entities of their respective obligations under, this Agreement and the Transaction Documents to which they are a party (including but not limited to the Organizational Transactions, the Option Shares Transactions and the issuance and sale of the Shares and the use of proceeds from the sale of the Shares as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the caption “Use of Proceeds”) have been duly and validly authorized by all necessary limited partner action or limited liability company action, as applicable, on the part of the YieldCo Entities, and this Agreement and the Transaction Documents have been duly executed and delivered by the YieldCo Entities.

(z) The statements set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the captions “Business—Our Sponsors’ Joint Venture,” “Business—Our Initial Portfolio,” “Business—Regulatory Matters,” “Business—Environmental Matters,” “Certain Relationships and Related Party Transactions,” “Description of the Shares” and “Certain U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders” insofar as such statements purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings, agreements or documents, including related-party agreements, power purchase agreements, offtake agreements and contracts for differences, are accurate summaries of the terms of such statutes, rules or regulations, legal or governmental proceedings, agreements or documents, in all material respects. All agreements expressly referenced in the Registration Statement, the Pricing Disclosure Package and the Prospectus between any of the YieldCo Entities, on the one hand, and any of the Sponsors or any other party, on the other hand, are legal, valid and binding obligations of each such YieldCo Entity and each such Sponsor, as applicable, enforceable against each such YieldCo Entity and each such Sponsor in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general equitable principles and except as rights to indemnity and contribution thereunder may be limited by applicable law or policies underlying such law. Except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, none of the YieldCo Entities or the Sponsors have sent or received any notice indicating the termination of or intention to terminate any of the contracts or agreements referred to or described in the Registration Statement, the Pricing Disclosure Package and the Prospectus or filed as an exhibit to the Registration Statement.

(aa) The YieldCo Entities have filed or caused to be filed with the appropriate governmental entities all forms, statements, reports, and documents (including all exhibits, amendments, and supplements thereto) (each a “Filing”) required to be filed by it with respect to the each of the YieldCo Entities’ businesses and each of their facilities under all applicable laws and the respective rules and regulations thereunder, all of which complied in all respects with all applicable requirements of the appropriate law and rules and regulations thereunder in effect on the date each such Filing was made, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The YieldCo Entities (i) hold all licenses, registrations, certificates and permits from governmental authorities (collectively, “Governmental Licenses”) which are necessary to the conduct of the business now operated by them, except for such Governmental Licenses the failure of which to hold would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) are in compliance with the terms and conditions of all Governmental Licenses, and all Governmental Licenses are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) have not received any written notice of proceedings relating to the revocation or modification of any Governmental License.

(bb) Each of the YieldCo Entities has filed all material U.S. federal, state, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due, except for any such taxes being contested in good faith and for which an adequate reserve or accrual has been established in accordance with U.S. generally accepted principles of accounting (“GAAP”).

(cc) The YieldCo Entities own or possess or, to the Partnership’s knowledge, can obtain on reasonable terms the right to use all patents, inventions, trademarks, trade names, service marks, logos, trade dress, designs, database rights, Internet domain names, rights of privacy, rights of publicity, copyrights, license rights, trade secrets, know-how and proprietary information (including unpatented and unpatentable proprietary or confidential information, inventions, systems or procedures) and other intellectual property rights, as well as related rights, such as registrations and applications for registration of any of the foregoing (collectively, “Intellectual Property”) necessary to conduct their business in all material respects as presently conducted and currently contemplated to be conducted in the future, except for such Intellectual Property the failure of which to possess or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Partnership’s knowledge, none of the YieldCo Entities, whether through their respective products and services or the conduct of their respective businesses, has materially infringed, misappropriated, conflicted with or otherwise violated, or is currently materially infringing, misappropriating, conflicting with or otherwise violating, and none of the YieldCo Entities have received any written communication or notice of infringement of, misappropriation of, conflict with or violation of, any Intellectual Property of any other person or entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Partnership’s knowledge, except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there is no infringement, misappropriation or violation by others of Intellectual Property owned by or licensed to the YieldCo Entities. The YieldCo Entities have taken commercially reasonable steps necessary to secure their interests in such Intellectual Property from their employees and contractors and to protect the confidentiality of all of their confidential information and trade secrets.

(dd) None of the material Intellectual Property employed by or on behalf of the YieldCo Entities has been obtained or is being used by the YieldCo Entities in violation of any contractual obligation binding on the YieldCo Entities or any of their respective officers, directors or employees or otherwise in violation of the rights of any persons. The YieldCo Entities own or have a valid right to access and use all material computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the YieldCo Entities (the “Partnership IT Systems”). The Partnership IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the YieldCo Entities as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ee) Nothing has come to the attention of the YieldCo Parties that has caused the YieldCo Parties to believe that the statistical, industry-related and market-related data included in the Registration Statement, the Pricing Disclosure Package and the Prospectus are based on or derived from sources that are not reliable and accurate in all material respects.

(ff) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”)) for which the Partnership or any member of its “Controlled Group” (defined as any organization that is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have liability (each a “Plan”) is in compliance in all material respects with all presently applicable statutes, rules and regulations, including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (as defined in Section 4043 of ERISA) has occurred for which the Partnership or any member of its Controlled Group would have any material liability; and (b) neither the Partnership nor any member of its Controlled Group has incurred or expects to incur material liability under Title IV of ERISA (other than for contributions to the Plan or premiums payable to the Pension Benefit Guaranty Corporation, in each case in the ordinary course and without default); (iii) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of such sections of the Code or ERISA; and (iv) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(gg) Except in each case as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus and except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the YieldCo Entities have complied and are in compliance, in all material respects, with all applicable federal, state, local, foreign and international laws (including the common law), statutes, rules, regulations, orders, judgments, decrees or other legally binding requirements of any court, administrative agency or other governmental authority relating to pollution or to the protection of the environment, natural resources or human health or safety, or to the manufacture, use, generation, treatment, storage, disposal, release or threatened release of hazardous or toxic substances, pollutants, contaminants or wastes, or the arrangement for such activities (“Environmental Laws”); (ii) the YieldCo Entities have obtained and are in compliance, in all material respects, with all permits, licenses, authorizations or other approvals required of them under Environmental Laws to conduct their respective businesses and are not subject to any action to revoke, terminate, cancel, limit or appeal any such permits, licenses, authorizations or approvals; (iii) none of the YieldCo Entities is a party to any judicial or administrative proceeding (including a notice of violation) under any Environmental Laws (A) to which a governmental authority is also a party and which involves potential monetary sanctions, unless it could reasonably be expected that such proceeding will result in monetary sanctions of less than $100,000, or (B) which is otherwise material; and no such proceeding has, to the Partnership’s knowledge, been threatened in writing or is known by the Partnership to be contemplated; (iv) none of the YieldCo Entities has received written notice or is otherwise aware of any pending or threatened material claim against or potential material liability of any YieldCo Entity under Environmental Laws in respect of its past or present business, operations (including the disposal of hazardous substances at any off-site location), facilities or real property (whether owned, leased or operated) or on account of any predecessor or any person whose liability under any Environmental Laws it has agreed to assume; and none of the YieldCo Entities is aware of any facts or conditions that could reasonably be expected to give rise to any such material claim or material liability; and (v) none of the YieldCo Entities is aware of any matters regarding compliance with existing or reasonably anticipated Environmental Laws, or with any liabilities or other obligations under Environmental Laws (including asset retirement obligations), that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the YieldCo Entities.

(hh) Except, in each case, (i) as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus or (ii) as would not, individually or in the aggregate, materially adversely affected the ability of the Partnership to pay distributions on the Class A shares in the amounts and at the times contemplated in the Registration Statement and the Prospectus under the caption “Our Cash Distribution Policy and Restrictions on Distributions,” there are no restrictions on any Subsidiary (i) paying any dividends to the Partnership, the Sponsors or Holdings or (ii) making any other distribution on such Subsidiary’s equity interests.

(ii) The Shares have been approved for listing subject to notice of issuance on the NASDAQ.

(jj) There are no material related-party transactions involving the YieldCo Entities or any other person required to be described in the Registration Statement, the Pricing Disclosure Package and the Prospectus which have not been described in such documents as required.

(kk) No material labor disturbance by or material dispute with employees of any of the YieldCo Entities exists or, to the knowledge of the YieldCo Parties, is threatened.

(ll) None of the YieldCo Entities is a party to any contract, agreement or understanding with any person (other than this Agreement ) that would give rise to a valid claim against any of the YieldCo Entities or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(mm) Other than as set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending to which any of the YieldCo Entities is a party or of which any property of any of the YieldCo Entities is the subject which, if determined adversely to such entity, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the YieldCo Parties, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(nn) There are no transfer taxes or other similar fees or charges under U.S. federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Partnership of the Shares.

(oo) Neither the Partnership nor any of the Subsidiaries is and, upon the issuance and sale of the Shares and the application of the proceeds thereof as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the caption “Use of Proceeds,” none will be, an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

(pp) At the time of filing the Initial Registration Statement the Partnership was not an “ineligible issuer,” as defined under Rule 405 under the Act.

(qq) The financial statements, together with related notes and schedules, included in the Registration Statement, the Pricing Disclosure Package and the Prospectus, comply in all material respects with the applicable requirements of the Act and present fairly in all material respects the financial position and the results of operations and cash flows of the entities purported to be shown thereby, at the indicated dates and for the indicated periods. Such financial statements and related schedules have been prepared in accordance with GAAP, consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made. The summary and selected combined financial and statistical data included in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the headings “Prospectus Summary—Summary Historical and Pro Forma Financial Data” and “Selected Historical and Pro Forma Financial Data” present fairly in all material respects the information shown therein and such data have been compiled on a basis consistent with the financial statements presented therein from which it has been derived and the books and records of the Partnership. The other financial information of the Partnership (or its predecessor for accounting purposes), including non-GAAP financial measures (as such term is defined by the Rules and Regulations), contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus has been derived from the accounting records of the Partnership or its predecessors for accounting purposes, fairly presents in all material respect the information purported to be shown thereby and complies in all material respects with Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Item 10 of Regulation S-K under the Act, to the extent applicable. The YieldCo Entities do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in Registration Statement, the Pricing Disclosure Package and the Prospectus. There are no financial statements (historical or pro forma) that are required to be included in the Registration Statement, the Pricing Disclosure Package or the Prospectus that are not included as required.

(rr) The pro forma financial statements included in the Registration Statement, the Pricing Disclosure Package and the Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect an appropriate application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the Registration Statement, the Pricing Disclosure Package and the Prospectus. The pro forma financial statements included in the Registration Statement, the Pricing Disclosure Package and the Prospectus (excluding the pro forma information set forth under the caption “Our Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution for the Twelve Months Ended March 29, 2015 and for the Year Ended December 28, 2014” and in the related notes) comply as to form in all material respects with the applicable accounting requirements of Regulations S-X of the Act.

(ss) Ernst & Young LLP, who have certified certain of the financial statements filed with the Commission as part of the Registration Statement, the Pricing Disclosure Package and the Prospectus, is an independent public accountant as required by the Act and the rules and regulations of the Commission thereunder.

(tt) PricewaterhouseCoopers LLP, who have certified certain of the financial statements filed with the Commission as part of the Registration Statement, the Pricing Disclosure Package and the Prospectus, is an independent public accountant as required by the Act and the rules and regulations of the Commission thereunder.

(uu) Frazier & Deeter, LLC, who have certified certain of the financial statements filed with the Commission as part of the Registration Statement, the Pricing Disclosure Package and the Prospectus, is an independent public accountant as required by the Act and the rules and regulations of the Commission thereunder.

(vv) The Partnership has taken all necessary actions to ensure that, upon the effectiveness of the Registration Statement, it is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) that are in effect and with which the Partnership is required to comply (including Section 402 related to loans) and is actively taking steps to ensure that it will be in compliance in all material respects with other provisions of the Sarbanes-Oxley Act not currently in effect which will become applicable to the Partnership. As of the date of the filing of the Initial Registration Statement, there were no outstanding personal loans made, directly or indirectly, by the Partnership to any director or executive officer of the General Partner.

(ww) The Partnership maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act applicable to the Partnership and has been designed by the General Partner’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (it being understood that this subsection shall not require the Partnership to comply with Section 404 of the Sarbanes-Oxley Act of 2002 as of an earlier date than it would otherwise be required to so comply under applicable law). As of the date hereof, the Partnership is not aware of any material weaknesses in its internal control over financial reporting.

(xx) The Partnership maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Partnership is made known to the General Partner’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

(yy) None of the YieldCo Entities nor, to the knowledge of the YieldCo Parties, any director, officer, employee, agent, affiliate or other person associated with or acting on behalf of the Partnership or any of its Subsidiaries has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Partnership and its Subsidiaries have instituted, and maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(zz) The operations of the YieldCo Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Partnership or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Partnership or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Partnership, threatened.

(aaa) None of the YieldCo Entities or, to the knowledge of the YieldCo Parties, any director, officer, employee, agent or affiliate of the YieldCo Entities is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council

(“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is any YieldCo Entity located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region (each, a “Sanctioned Country”); and the YieldCo Entities will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, none of the YieldCo Entities have knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(bbb) Each of the YieldCo Entities carry, or are covered by, insurance, from financially sound and reputable insurers, in such amounts and covering such risks as are generally deemed reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is generally deemed adequate and customary for companies engaged in similar businesses; and the YieldCo Entities have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their respective businesses at a cost that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ccc) Neither the Partnership nor, to the YieldCo Parties’ knowledge, any of its affiliates, has taken or may take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Shares in violation of Regulation M of the Exchange Act.

(ddd) To the knowledge of the YieldCo Parties, there are no affiliations or associations between any member of FINRA and any of the officers or directors of the General Partner or the holders of 5% or greater of the Series A Shares, except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

Any certificate signed by any officer of the General Partner and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Shares shall be deemed a representation and warranty by the YieldCo Entities, as to matters covered thereby, to each Underwriter.

2. Subject to the terms and conditions herein set forth, (a) the Partnership agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Partnership, at a purchase price per share of $[•], the number of Firm Shares set forth opposite the name of such Underwriter in Schedule I hereto and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares as provided below, the Partnership agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Partnership, at the purchase price per share set forth in clause (a) of this Section 2, that portion of the number of Optional Shares as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractional shares) determined by multiplying such number of Optional Shares by a fraction, the numerator of which is the maximum number of Optional Shares which such Underwriter is entitled to purchase as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the maximum number of Optional Shares that all of the Underwriters are entitled to purchase hereunder.

The Partnership hereby grants to the Underwriters the right to purchase at their election up to [•] Optional Shares, at the purchase price per share set forth in the paragraph above, for the sole purpose of covering sales of shares in excess of the number of Firm Shares, provided that the purchase price per Optional Share shall be reduced by an amount per share equal to any dividends or distributions declared by the Partnership and payable on the Firm Shares but not payable on the Optional Shares. Any such election to purchase Optional Shares may be exercised only by written notice from you to the Partnership, given within a period of 30 calendar days after the date of this Agreement, setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless you and the Partnership otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

3. Upon the authorization by you of the release of the Firm Shares, the several Underwriters propose to offer the Firm Shares for sale upon the terms and conditions set forth in the Prospectus.

4. (a) The Shares to be purchased by each Underwriter hereunder, in definitive form, and in such authorized denominations and registered in such names as the Representatives may request upon at least forty-eight hours’ prior notice to the Partnership shall be delivered by or on behalf of the Partnership to the Representatives, through the facilities of the Depository Trust Company (“DTC”), for the account of such Underwriter, against payment by or on behalf of such Underwriter of the purchase price therefor by wire transfer of Federal (same-day) funds to the account specified by the Partnership to Goldman, Sachs & Co. at least forty-eight hours in advance. The time and date of such delivery and payment shall be, with respect to the Firm Shares, 9:30 a.m., New York City time, on [•], 2015 or such other time and date as the Representatives and the Partnership may agree upon in writing, and, with respect to the Optional Shares, 9:30 a.m., New York time, on the date specified by the Representatives in the written notice given by the Representatives of the Underwriters’ election to purchase such Optional Shares, or such other time and date as the Representatives and the Partnership may agree upon in writing. Such time and date for delivery of the Firm Shares is herein called the “First Time of Delivery”, such time and date for delivery of the Optional Shares, if not the First Time of Delivery, is herein called the “Second Time of Delivery”, and each such time and date for delivery is herein called a “Time of Delivery”.

(b) The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross receipt for the Shares and any additional documents requested by the Underwriters pursuant to Section 8(n) hereof, will be delivered at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 (the “Closing Location”), and the Shares will be delivered at the office of DTC or its designated custodian, all at such Time of Delivery. A meeting will be held at the Closing Location at [•] p.m., New York City time, on the New York Business Day next preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Agreement, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

5. The Partnership agrees with each of the Underwriters:

(a) To prepare the Prospectus in a form reasonably approved by you and to file such Prospectus pursuant to Rule 424(b) under the Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by Rule 430A(a)(3) under the Act; to make no further amendment or any supplement to the Registration Statement or the Prospectus prior to the last Time of Delivery which shall be disapproved by you promptly after reasonable notice thereof; to advise you, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish you with copies thereof; to file promptly all material required to be filed by the Partnership with the Commission pursuant to Rule 433(d) under the Act; to advise you, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus in respect of the Shares, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order.

(b) Promptly from time to time to take such action as you may reasonably request to qualify the Shares for offering and sale under the securities laws of such jurisdictions as you may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Shares, provided that in connection therewith the Partnership shall not be required to qualify as a foreign limited partnership or to file a general consent to service of process in any jurisdiction or to subject itself to taxation in any jurisdiction in which it would not otherwise be subject to taxation.

(c) Prior to 10:00 a.m., New York City time, on the New York Business Day next succeeding the date of this Agreement (or such later time as may be agreed by you and the Partnership) and from time to time, to furnish (or otherwise make available) the Underwriters with written and electronic copies of the Prospectus in New York City in such quantities as you may reasonably request, and, if the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the Shares and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus in order to comply with the Act, to notify you and upon your request to prepare and furnish without charge to each Underwriter and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance; and in case any Underwriter is required to deliver a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) in connection with sales of any of the Shares at any time nine months or more after the time of issue of the Prospectus, upon your request but at the expense of such Underwriter, to prepare and deliver to such Underwriter as many written and electronic copies as you may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Act.

(d) To promptly file with the Commission any amendment or supplement to the Registration Statement or the Prospectus that may, in the judgment of the Partnership or the Representatives, be required by the Act or requested by the Commission; provided, however, that prior to filing with the Commission any amendment or supplement to the Registration Statement or the Prospectus, to furnish a copy thereof to the Representatives and counsel for the Underwriters and obtain the consent of the Representatives to the filing.

(e)(1) During the period beginning from the date hereof and continuing to and including the date 180 days after the date of the Prospectus (the “Lock-Up Period”), not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any securities of the Partnership that are substantially similar to the Shares, including but not limited to any options or warrants to purchase shares of Class A shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A shares or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A shares or such other securities, in cash or otherwise, other than (A) the Shares to be sold hereunder or pursuant to employee stock option plans or non-employee director stock incentive plan or dividend reinvestment plan referred to in the Registration Statement, the Pricing Disclosure Package or the Prospectus or (B) the filing of one or more registration statements on Form S-8, without your prior written consent.

(2) If the Representatives, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up letter described in Section 8(j) hereof for an officer or director of the General Partner and provides the Partnership with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, the Partnership agrees to announce the impending release or waiver by a press release through a major news service at least two business days before the effective date of the release or waiver.

(f) To furnish to its shareholders as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, shareholders’ equity and cash flows of the Partnership and its consolidated Subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the effective date of the Registration Statement), to make available to its shareholders consolidated summary financial information of the Partnership and its Subsidiaries for such quarter in reasonable detail, provided that the Partnership may satisfy the requirements of this subsection (f) by electronically filing such reports or information through the Commission’s Electronic Data Gathering, Analysis and Retrieval System as long as the Partnership files all reports required under Section 13 or 15(d) of the Exchange Act.

(g) To file with the Commission such information on Form 10-Q or Form 10-K as may be required by Rule 463 under the Act.

(h) To use the net proceeds received by it from the sale of the Shares pursuant to this Agreement in the manner specified in the Pricing Prospectus under the caption “Use of Proceeds”.

(i) To use its best efforts to list, subject to official notice of issuance, the Shares for quotation on the NASDAQ Global Market (the “NASDAQ”).

(j) If the Partnership elects to rely upon Rule 462(b), the Partnership shall file a Rule 462(b) Registration Statement with the Commission in compliance with Rule 462(b) by 10:00 p.m., Washington, D.C. time, on the date of this Agreement, and the Partnership shall at the time of filing either pay to the Commission the filing fee for the Rule 462(b) Registration Statement or give irrevocable instructions for the payment of such fee pursuant to Rule 111(b) under the Act.

(k) Upon reasonable request of any Underwriter, to furnish, or cause to be furnished, to such Underwriter an electronic version of the Partnership’s trademarks, servicemarks and corporate logo for use on the website, if any, operated by such Underwriter for the purpose of facilitating the on-line offering of the Shares (the “License”); provided, however, that the License shall be used solely for the purpose described above, is granted without any fee and may not be assigned or transferred.

(l) To promptly notify the Representatives if the Partnership ceases to be an Emerging Growth Company at any time prior to the later of (i) completion of the distribution of the Securities within the meaning of the Act and (ii) completion of the 180-day restricted period referred to in Section 5(e)(1) hereof.

(n) The Partnership and its affiliates will not take, directly or indirectly, any action designed to or that reasonably would be expected to cause or result in the stabilization or manipulation of the price of any security of the Partnership in connection with the offering of the Shares.

6. (a) The Partnership represents and agrees that, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Shares that would constitute a “free writing prospectus” as defined in Rule 405 under the Act; each Underwriter represents and agrees that, without the prior consent of the Partnership and the Representatives, it has not made and will not make any offer relating to the Shares that would constitute a free writing prospectus; any such free writing prospectus the use of which has been consented to by the Partnership and the Representatives is listed on Schedule IV hereto.

(b) The Partnership has complied and will comply with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending; and the Partnership represents that it has satisfied and agrees that it will satisfy the applicable conditions under Rule 433 under the Act to avoid a requirement to file with the Commission any electronic road show.

(c) The Partnership agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Disclosure Package or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Partnership will give prompt notice thereof to the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission; provided, however, that this covenant shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Partnership by an Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information is that described in Section 9(f) hereof.

7. (a) The Partnership covenants and agrees with the several Underwriters that the Partnership will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Partnership’s counsel and accountants in connection with the registration of the Shares under the Act and all other expenses in connection with the preparation, printing, reproduction and filing of the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) all costs and expenses related to the transfer and delivery of the Shares to the Underwriters; (iii) any road show expenses (except for road show expenses incurred by the Underwriters); (iv) the cost of printing or producing any Agreement among the Underwriters, this Agreement, the Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Shares; (v) all expenses in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky survey; (vi) all fees and expenses in connection with listing the Shares on the NASDAQ; (vii) the filing fees incident to securing any required review by FINRA of the terms of the sale of the Shares (including related fees and expenses of counsel to the Underwriters in an amount that is not greater than $30,000); (viii) the cost of preparing any certificates for the Shares; (ix) the cost and charges of any transfer agent, registrar or depositary; and (x) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 7. It is understood, however, that, except as provided in this Section 7, and Sections 9 and 12 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, stock transfer taxes on resale of any of the Shares by them, any advertising expenses connected with any offers they may make, all travel expenses of the Underwriters and their representatives in connection with the road show, including 50% of the third-party cost of any aircraft chartered in connection with the road show, and all lodging expenses of the Underwriters and their representatives in connection with the road show.

(b) The provisions of this Section 7 shall not supersede or otherwise affect any agreement that the Partnership, Sponsors or Underwriters may otherwise have for the allocation of such expenses among themselves.

8. The obligations of the Underwriters hereunder, as to the Shares to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Partnership herein are, as of the date hereof and at and as of such Time of Delivery, true and correct, the condition that the Partnership shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 5(a) hereof; all material required to be filed by the Partnership pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time period prescribed for such filing by Rule 433; if the Partnership has elected to rely upon Rule 462(b) under the Act, the Rule 462(b) Registration Statement shall have become effective by 10:00 p.m., Washington, D.C. time, on the date of this Agreement; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or, to the Partnership’s knowledge, threatened by the Commission; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or, to the Partnership’s knowledge, threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction.

(b) Vinson & Elkins L.L.P., counsel for the Underwriters, shall have furnished to you such written opinion or opinions, dated such Time of Delivery, in form and substance satisfactory to you, with respect to such matters you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(c) Baker Botts L.L.P., counsel for the Partnership, shall have furnished to you their written opinion or opinions (a form of each such opinion is attached as Annex I hereto), dated such Time of Delivery, in form and substance satisfactory to you.

(d) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Partnership, shall have furnished to you their written opinion or opinions (a form of each such opinion is attached as Annex II hereto), dated such Time of Delivery, in form and substance satisfactory to you.

(e) On the date of the Prospectus at a time prior to the execution of this Agreement, at 9:30 a.m., New York City time, on the effective date of any post-effective amendment to the Registration Statement filed subsequent to the date of this Agreement and also at each Time of Delivery, each of Ernst & Young LLP, PricewaterhouseCoopers LLP and Frazier & Deeter, LLC shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you.

(f) (i) The YieldCo Entities, taken as a whole, shall not have sustained, since the date of the latest audited financial statements included in the Pricing Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Prospectus, and (ii) since the respective dates as of which information is given in the Pricing Prospectus there shall not have been any change in the equity interests or long-term debt or any Material Adverse Effect, otherwise than as set forth or contemplated in the Pricing Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares being delivered at such Time of Delivery on the terms and in the manner contemplated in the Prospectus.

(g) There are no debt securities or preferred stock of, or guaranteed by, any YieldCo Entity that are rated by a “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

(h) On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the NASDAQ; (ii) a suspension or material limitation in trading in the Partnership’s securities on the NASDAQ; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares being delivered at such Time of Delivery on the terms and in the manner contemplated in the Prospectus.

(i) The Shares to be sold at such Time of Delivery shall have been approved for quotation upon notice of issuance on the NASDAQ.

(j) The Partnership shall have obtained and delivered to the Underwriters executed copies of agreements from the officers, directors and shareholders or unitholders, as applicable, of OpCo, the Partnership and the General Partner set forth on Schedule VI, substantially to the effect set forth in Section 5(e)(1) hereof in form and substance satisfactory to you.

(k) The Partnership shall have complied with the provisions of Section 5(c) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement.

(l) The Partnership shall have furnished or caused to be furnished to you at such Time of Delivery certificates of officers of the Partnership reasonably satisfactory to you as to the accuracy of the representations and warranties of the Partnership herein at and as of such Time of Delivery, as to the performance by the Partnership of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsections (a) and (e) of this Section 8 and as to such other matters as you may reasonably request.

(m) The Organizational Transactions, other than OpCo entering into any of the Debt Facilities, shall have been consummated, or will be consummated upon or substantially concurrently with the issuance of the Shares and payment therefore in accordance with the terms of this Agreement, and the Partnership shall have provided evidence reasonably satisfactory to the Underwriters evidencing such consummation, including the satisfaction of any consents, notices or filings required in connection therewith.

(n) The Transaction Documents shall have been executed and the Partnership shall have provided the Underwriters execution copies thereof.

9. (a) The YieldCo Parties will jointly and severally indemnify and hold harmless each Underwriter, its officers, directors, employees and selling agents, and each affiliate of any Underwriters who has participated in the distribution of the Shares as underwriters and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Pricing Disclosure Package or the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that none of the YieldCo Parties shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Pricing Disclosure Package or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to any of the YieldCo Parties by any Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Underwriters consists of the information described in subsection (f) of this Section 9.

(b) Each Underwriter, severally and not jointly, will indemnify and hold harmless the YieldCo Parties, each of the directors and officers of the General Partner who sign the Registration Statement and each person who controls the Partnership within the meaning of either the Act or the Exchange Act against any losses, claims, damages or liabilities to which the YieldCo Parties may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Pricing Disclosure Package or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Pricing Disclosure Package or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to any of the YieldCo Parties by such Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Underwriters consists of the information described in subsection (f) of this Section 9; and will reimburse any of the YieldCo Parties for any legal or other expenses reasonably incurred by such YieldCo Entity in connection with investigating or defending any such action or claim as such expenses are incurred.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection unless and to the extent it has been materially prejudiced through the forfeiture by the indemnifying party of substantial rights and defenses. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel (other than local counsel) or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation, except, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested that an indemnifying party reimburse the indemnified party for fees and expenses of counsel as contemplated by this paragraph, the indemnifying party shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the indemnifying party of such request and (ii) the indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the YieldCo Parties on the one hand and the Underwriters on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of any of the YieldCo Parties on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by any of the YieldCo Parties on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Partnership bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by any of the YieldCo Parties on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The YieldCo Parties and the Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e) The obligations of the YieldCo Parties under this Section 9 shall be in addition to any liability which the YieldCo Parties may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act and each broker-dealer affiliate of any Underwriter; and the obligations of the Underwriters under this Section 9 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the General Partner [(including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the General Partner)] and to each person, if any, who controls any of the YieldCo Parties within the meaning of the Act.

(f) The YieldCo Parties acknowledge that the [last paragraph of the cover page regarding the delivery of the Shares and under the caption “Underwriting,” (i) the sentences related to concessions and (ii) the paragraphs related to stabilization and syndicate covering transactions] in the Registration Statement, the Pricing Disclosure Package and the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion therein.

10. (a) If any Underwriter shall default in its obligation to purchase the Shares which it has agreed to purchase hereunder at a Time of Delivery, you may in your discretion arrange for you or another party or other parties to purchase such Shares on the terms contained herein. If within thirty-six hours after such default by any Underwriter you do not arrange for the purchase of such Shares, then the Partnership shall be entitled to a further period of thirty-six hours within which to procure another party or other parties reasonably satisfactory to you to purchase such Shares on such terms. In the event that, within the respective prescribed periods, you notify the Partnership that you have so arranged for the purchase of such Shares, or the Partnership notifies you that it has so arranged for the purchase of such Shares, you or the Partnership shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Partnership agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which in your opinion may thereby be made necessary. The term “Underwriter,” as used in this Agreement, shall include any person substituted under this Section 10 with like effect as if such person had originally been a party to this Agreement with respect to such Shares.

(b) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by you and the Partnership as provided in subsection (a) above, the aggregate number of such Shares which remains unpurchased does not exceed one-eleventh of the aggregate number of all the Shares to be purchased at such Time of Delivery, then the Partnership shall have the right to require each non-defaulting Underwriter to purchase the number of Shares which such Underwriter agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Shares which such Underwriter agreed to purchase hereunder) of the Shares of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by you and the Partnership as provided in subsection (a) above, the aggregate number of such Shares which remains unpurchased exceeds one-eleventh of the aggregate number of all the Shares to be purchased at such Time of Delivery, or if the Partnership shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Shares of a defaulting Underwriter or Underwriters, then this Agreement (or, with respect to the Second Time of Delivery, the obligations of the Underwriters to purchase and of the Partnership to sell the Optional Shares) shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Partnership, except for the expenses to be borne by the Partnership and the Underwriters as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

11. The respective indemnities, rights of contribution, agreements, representations, warranties and other statements of the YieldCo Parties and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or any of the YieldCo Entities, or any officer or director or controlling person of any of the YieldCo Entities, and shall survive delivery of and payment for the Shares.

12. If this Agreement shall be terminated pursuant to Section 10 hereof, the YieldCo Entities shall not then be under any liability to any Underwriter, except as provided in Sections 7 and 9 hereof; but, if for any other reason (other than those set forth in clauses (i), (iii), (iv) or (v) of Section 8(h)), any Shares are not delivered by or on behalf of the Partnership as provided herein, the Partnership will reimburse the Underwriters through you for all out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Shares not so delivered, but the Partnership shall then be under no further liability to any Underwriter except as provided in Sections 7 and 9 hereof.

13. In all dealings hereunder, you shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by you jointly or by Goldman, Sachs & Co. or Citigroup Global Markets Inc. on behalf of you as the Representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to you as the Representatives in care of Goldman, Sachs & Co., 200 West Street, New York, New York 10282-2198, Attention: Registration Department (facsimile: [•]), with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel (facsimile: (646) 291-1469); and if to the Partnership, shall be delivered or sent by mail, telex or facsimile transmission to the address of the Partnership set forth in the Registration Statement, Attention: Chief Executive Officer; provided, however, that any notice to an Underwriter pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Partnership by you upon request; provided, however, that notices under subsection 5(e) shall be in writing, and if to the Underwriters, shall be delivered or sent by mail, telex or facsimile transmission to you as the Representatives at Goldman, Sachs & Co., 200 West Street, New York, New York 10282-2198, Attention: Control Room, with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel (facsimile: (646) 291-1469). Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Partnership, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

14. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the YieldCo Entities and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the YieldCo Entities and each person who controls any of the YieldCo Entities or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

15. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

16. The Partnership acknowledges and agrees that (i) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Partnership, on the one hand, and the several Underwriters, on the other, (ii) in connection therewith and with the process leading to such transaction, each Underwriter is acting solely as a principal and not the agent or fiduciary of the Partnership, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Partnership with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Partnership on other matters) or any other obligation to the Partnership except the obligations expressly set forth in this Agreement and (iv) the Partnership has consulted its own legal and financial advisors to the extent it deemed appropriate. The Partnership agrees that it will not claim that the Underwriters, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Partnership, in connection with such transaction or the process leading thereto.

17. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Partnership and the Underwriters, or any of them, with respect to the subject matter hereof.

18. THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK. Each of the YieldCo Parties agrees that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and each of the YieldCo Parties agrees to submit to the jurisdiction of, and to venue in, such courts.

19. Each of the YieldCo Parties and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

21. Notwithstanding anything herein to the contrary, the Partnership is authorized to disclose to any persons the U.S. federal and state income tax treatment and tax structure of the transactions contemplated by this Agreement and the Transaction Documents and all materials of any kind (including tax opinions and other tax analyses) provided to the Partnership relating to that treatment and structure, without the Underwriters imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

If the foregoing is in accordance with your understanding, please sign and return counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement between each of the Underwriters, on the one hand, and the YieldCo Parties, on the other hand. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Partnership for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,
8point3 Energy Partners LP
By:	8point3 General Partner, LLC, its general partner

By:
Name:
Title:
8point3 General Partner, LLC

By:
Name:
Title:
8point3 Holding Company, LLC

By:
Name:
Title:

SIGNATURE PAGE TO

UNDERWRITING AGREEMENT

Accepted as of the date hereof:
Goldman, Sachs & Co.
By:
Name:
Title:
Citigroup Global Markets Inc.
By:
Name:
Title:

SIGNATURE PAGE TO

UNDERWRITING AGREEMENT

SCHEDULE I

Underwriter	Total Number of Firm Shares to be Purchased	Number of Optional Shares to be Purchased if Option Exercised in Full
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
[Names of other Underwriters]
Total

SCHEDULE II

LIST OF SUBSIDIARIES

Name of Subsidiary	% Ownership
8point3 Operating Company, LLC	100%

SunPower Project Entities

Name of Subsidiary	% Ownership After Tax Equity Structuring
SSCA XIII Holding Company, LLC	[	•]
SSCA XXXI Holding Company, LLC	[	•]
SunPower Commercial Holding Company I, LLC	[	•]

First Solar Project Entities

Name of Subsidiary	% Ownership
FSAM Lost Hills Blackwell Holdings, LLC	100%
Maryland Solar LLC	100%
North Star Solar, LLC	100%
SG2 Imperial Valley, LLC	100%

SunPower Project Companies

Name of Subsidiary	% Ownership
SSCA XIII Managing Member, LLC	100%
SSCA XXXI Managing Member, LLC	100%
SunPower Commercial Managing Member I, LLC	100%
Solar Star California XXX, LLC	100%
Solar Star California XXXII, LLC	100%
SunPower Residential Holdings I, LLC	100%
Solar Star California XXXI, LLC	100%
Solar Star California XIII Parent, LLC	100%
Solar Star California XIII, LLC	100%

SCHEDULE III

TRANSACTION DOCUMENTS

(a)	Exchange Agreement by and among SunPower YC Holdings, LLC, First Solar 8point3 Holdings, LLC, 8point3 Operating Company, LLC, 8point3 General Partner, LLC and 8point3 Energy Partners LP.

(b)	Management Services Agreement by and among 8point3 Operating Company, LLC, 8point3 Energy Partners LP, 8point3 General Partner, LLC, 8point3 Holding Company, LLC and First Solar 8point3 Management Services, LLC.

(c)	Management Services Agreement by and among 8point3 Operating Company, LLC, 8point3 Energy Partners LP, 8point3 General Partner, LLC, 8point3 Holding Company, LLC and SunPower Capital Services, LLC.

(d)	Right of First Offer Agreement by and between 8point3 Operating Company, LLC and First Solar, Inc.

(e)	Right of First Offer Agreement by and between 8point3 Operating Company, LLC and SunPower Corporation.

(f)	Omnibus Agreement by and among 8point3 Operating Company, LLC, 8point3 General Partner, LLC, 8point3 Energy Partners LP, 8point3 Holding Company, LLC, First Solar, Inc. and SunPower Corporation.

(g)	Registration Rights Agreement by and among 8point3 Energy Partners LP, First Solar 8point3 Holdings, LLC and SunPower YC Holdings, LLC.

SCHEDULE IV

ISSUER FREE WRITING PROSPECTUSES—ROAD SHOW MATERIALS

[Insert list of certain “road show” materials.]

SCHEDULE V

INFORMATION INCLUDED IN THE PRICING DISCLOSURE PACKAGE

Public offering price: $[•] per Class A share

Number of Firm Shares offered to the public:

Number of Optional Shares offered to the public:

SCHEDULE VI

LIST OF PERSONS AND ENTITIES SUBJECT TO LOCK-UP

[•]

ANNEX I

FORM OF OPINION OF

BAKER BOTTS L.L.P.

ANNEX II

FORM OF OPINION OF

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ANNEX III

8point3 Energy Partners LP

Form of Lock-Up Agreement

[Date]

Goldman, Sachs & Co.

Citigroup Global Markets Inc.

c/o Goldman, Sachs & Co.

200 West Street

New York, NY 10282-2198

Re: 8point3 Energy Partners LP - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), providing for a public offering of Class A shares representing limited partner interests in the Partnership (the “Shares”) pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Class A shares of the Partnership, or any options or warrants to purchase any Class A shares of the Partnership, or any securities convertible into, exchangeable for or that represent the right to receive Class A shares of the Partnership (including common units and subordinated units representing limited liability company interests in 8point3 Operating Company, LLC, a Delaware limited liability company (“OpCo”)), whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. If the undersigned is an officer or director of the issuer, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the offering.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the public offering date set forth on the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement.

If the undersigned is an officer or director of 8point3 General Partner, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Class A shares of the Partnership, the Representatives will notify the Partnership of the impending release or waiver, and (ii) the Partnership has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Representatives on behalf of the Underwriters; provided, however, that in the case of clause (i) or (ii) above, it shall be a condition that such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer equity interests of the Partnership or OpCo to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such equity interests subject to the provisions of this Agreement and there shall be no further transfer of such equity interests except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. Furthermore, the undersigned may sell Class A shares of the Partnership purchased by the Undersigned on the open market following the Public Offering Date if and only if (a) such sales are not required to be reported in any public report or filing with the SEC, or otherwise and (b) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales. The undersigned now has, and, except as contemplated by clause (i), (ii), or (iii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Partnership’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Partnership and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title